Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Coachmen Industries, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-52378) on Form S-8 pertaining to the Retirement Plan and Trust of Coachmen Industries, Inc., 2000 Omnibus Stock Incentive Program and Supplemental Deferred Compensation Plan, Registration Statement (No. 333-59251) on Form S-8 pertaining to the 1994 Omnibus Stock Incentive Program, Registration Statement (No. 2-64572) on Form S-8 pertaining to the Employee Stock Purchase Plan of Coachmen Industries, Inc. and in the related Prospectus of our report dated March 29, 2010, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of Coachmen Industries, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP

Elkhart, Indiana
March 29, 2010